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                                 EXHIBIT 99.1


PATRIOT AMERICAN HOSPITALITY            INTERSTATE HOTELS COMPANY
1950 STEMMONS FREEWAY                   FOSTER PLAZA TEN
SUITE 6001                                     680 ANDERSEN DRIVE
DALLAS, TX  75207                       PITTSBURGH, PA  15220
NYSE: PAH                               NYSE: IHC


AT PATRIOT AMERICAN, HOSPITALITY:
---------------------------------
MEDIA INQUIRIES:                  ANALYST INQUIRIES:
Suzanne Cottraux                  Mike Silverman
V.P. of Corporate Communications  V.P. of Finance
& Investor Relations              (214) 863-1265
(214) 863-1258

AT INTERSTATE HOTELS COMPANY:
-----------------------------
Lisa O'Connor
Director of Finance and Investor Relations
(412) 937-3319


FOR IMMEDIATE RELEASE
MARCH 30, 1998


      PATRIOT AMERICAN HOSPITALITY, INC., WYNDHAM INTERNATIONAL, INC. AND INTERSTATE HOTELS COMPANY ADJOURN SHAREHOLDERS' MEETINGS ON MERGER

DALLAS AND PITTSBURGH, MARCH 30 -- PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC., WHOSE SHARES ARE PAIRED AND TRADE AS A
SINGLE UNIT (NYSE: PAH), AND INTERSTATE HOTELS COMPANY (NYSE: IHC) announced today that they had adjourned their previously announced shareholders' meetings to vote on Interstate's proposed merger into Patriot to Thursday, April 2, 1998 at 1 p.m. CST at the companies' respective headquarters in Dallas, Texas and Pittsburgh, Pennsylvania.

Proxies representing well over the required number of Patriot paired shares and Interstate shares were submitted in support of the transaction. However, Patriot/Wyndham and Interstate elected to convene and then adjourn their shareholders' meetings without a formal vote so as to permit additional time to negotiate with Marriott International, Inc. relating to certain issues Marriott has raised concerning Marriott-branded hotels owned by Interstate. As previously announced, in connection with the merger agreement, Patriot and Marriott entered into a non-binding agreement in principle relating to these matters and the parties had been engaged in around-the-clock negotiations to implement that agreement. However, Marriott filed a lawsuit earlier today against Interstate Hotels Company in the United States District Court for the District of Maryland seeking to enjoin the merger until Interstate complies with certain rights of notification and first refusal which Marriott alleges would be triggered by the merger.
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Paul A. Nussbaum, chairman and chief executive officer of Patriot American, said, "We remain confident that the legal action Marriott chose to take on the day of our respective shareholders' meetings were convened will not affect the timely completion of this transaction. By virtue of the overwhelming majority of Patriot and Interstate shareholders who have voted in support of this merger, as evidenced by the tally we took this afternoon, we will proceed with our merger as planned pending any specific direction from the Court to delay."

In the merger, Patriot would acquire 40 percent of the outstanding shares of Interstate common stock for $37.50 per share in cash, while the remaining 60 percent of Interstate's shares would be converted into paired shares of Patriot and Wyndham at an exchange ratio of 1.341 paired shares for each Interstate share. The closing of the transaction is subject to customary conditions, including the absence of any court order or other legal restraint preventing the consummation of the merger. The closing is not subject to execution of a definitive agreement between Patriot and Marriott.

ABOUT PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC.

Based in Dallas, Texas, Patriot American Hospitality, Inc. (NYSE: PAH) is currently the nation's second-largest hotel real estate investment trust (REIT) with a portfolio currently comprised of 230 owned, managed, leased or franchised hotels with more than 60,000 rooms. Wyndham International, Inc., comprised of the Luxury Hotel Division, the Wyndham Hotel Group, the Management Services Group and the Asset Management Group, leases, manages and franchises primarily upscale hotel and resort properties represented by its proprietary brands, and provides management services for third-party owned hotels and resorts.

ABOUT INTERSTATE HOTELS COMPANY

Based on Pittsburgh, Pennsylvania, Interstate Hotels Company is the largest independent hotel management company in the United States. As of March 1, 1998, Interstate owned, managed, leased or performed related services for a portfolio of 214 hotels, totaling 43,447 rooms. The Company owns or has controlling interest in 41 hotels.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results and the timing of certain events could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the satisfaction of certain conditions, the obtaining of certain third-party consents, the status of proposed tax legislation regarding the paired-share structure and other risks detailed in the Joint Proxy Statement/Prospectus of Patriot American Hospitality, Inc., Wyndham International, Inc. and Interstate Hotels Company filed with the Securities and Exchange Commission and distributed to the companies' respective shareholders in connection with the proposed merger. Reference is hereby made to the "Risk Factors" set forth in such Joint Proxy Statement/Prospectus.